Exhibit 14.1

                                 CODE OF CONDUCT

      This Code of Conduct has been adopted by the Board of Directors of Sport Chalet, Inc. (the "Company") as a supplement to the existing codes and policies of the Company.

      1. Scope. This Code applies to all directors, officers and employees of the Company, and is intended to deter wrongdoing and to promote the conduct specified in Sections 2 through 6.

      2. Ethical Conduct. Each director, officer and employee shall promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      Directors, officers and supervisory employees are expected to act as role models for employees under their supervision by acting in an honest and ethical way in all situations.

      3. Company Records, Reports and Communications. Accurate and reliable records of many kinds are necessary to meet the Company's legal and financial obligations and manage our business. Therefore, the Chief Executive Officer, Chief Financial Officer and all accounting employees shall promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. This will include such actions as:

                  o     Becoming  familiar  with  the  disclosure   requirements
                        applicable to the Company as well as our business and financial operations.

                  o Providing a system for the careful review of all such reports, documents and communications.

                  o Adequately supervising the preparation of the financial disclosure in the periodic reports required to be filed by the Company, including reviewing and analyzing the financial information to be disclosed.

                  o Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications.

      All employees must keep in mind that the reports and forms they fill out in the course of their work become part of the information that our accounting staff and officers rely on in making decisions and preparing public reports. The falsification or improper entry of records, and any other activity that compromises the integrity of Company information, is a serious violation of this Code.

      4. Compliance. Each director, officer and supervisory employee will promote compliance with applicable governmental laws, rules and regulations by, among other things:

                  o Becoming familiar with the applicable laws, rules and regulations.

                  o     Consulting   professional   advisors   for   advice   in
                        understanding   and  complying  with  laws,   rules  and
                        regulations.


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                  o     Training employees under their supervision to understand
                        and comply with laws, rules and regulations.

      5. Prompt Internal Reporting. Violations of this Code must be promptly reported to the Chairman of the Board of or the Chairman of the Audit Committee of the Board of Directors (each, a "Compliance Officer"), either by direct contact or through the Company "hotline." Reports made through the hotline can be made anonymously. The hotline, which is available 24 hours a day, 365 days a year, is operated by an independent firm and not by employees of the Company. A matter should not be reported to a person involved in the matter.

      Whether reporting directly or through the hotline, any employee who in good faith reports a violation or suspected violation of this Code or other matters concerning accounting, internal controls or audit matters, will be protected from retaliation such as discipline or involuntary termination of employment as a result of their reports. Every reported allegation of illegal or unethical behavior will be thoroughly and promptly investigated.

      Each director, officer and supervisory employee shall promote the prompt reporting of violations of this Code by, among other things:

                  o Reporting all violations to a Compliance Officer or the hotline.

                  o     Encouraging   employees  to  report   violations   to  a
                        Compliance Officer or the hotline, and keeping employees informed about how to use the hotline.

                  o     Protecting the anonymity of employees who make reports.

                  o     Supporting   and   assisting  the  thorough  and  prompt
                        investigation of reports.

                  o Preventing retaliation against any employee for good faith reporting violations of this Code or for participating in any investigation relating to a reported violation of this Code.

      6.   Accountability.   The   officers   of  the  Company   shall   promote
accountability for adherence to this Code by, among other things:

                  o     Distributing   copies  of  this  Code  annually  to  all
                        employees.

                  o Supporting appropriate sanctions for violations of this Code.

                  o Designating those employees who will be required to certify their adherence to the Code.

      7. Waiver. If the Company approves any material departure from the provisions of this Code, or if the Company fails to take action within a reasonable period of time regarding a material departure from any provision of this Code, the Company will make a timely report of the event on a Form 8-K or post notice thereof on its website.

      8. Amendment. The Board of Directors of the Company must approve any amendment to this Code, and (other than a technical, administrative or other non-substantive amendment) the Company will make a timely report of the amendment on a Form 8-K or post notice thereof on its website.


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      9. Certification.  Officers,  directors,  and designated employees will be asked to certify annually, in writing, their compliance with this Code, substantially as follows:

            I have reviewed and understand the Code of Conduct. I hereby confirm that during (the most recently completed year):

                  o     I have complied with the Code.

                  o I do not have personal knowledge of any unreported Code violations by others.

                  o All who report directly to me have certified in writing their compliance with the Code.

      10. Sanctions. If a Compliance Officer determines that a director, officer or employee may have violated any provision of this Code, the violation shall be reported to the Board of Directors of the Company. The Board of Directors will be responsible for establishing a fair process to determine if a violation has occurred, including notice to the alleged violator before a final determination is made and an opportunity for such person to be heard. If the alleged violation of this Code would also be a violation of law, the Board of Directors may either make an independent determination or rely on the findings of any court or administrative tribunal. If the Board of Directors determines that a violation has occurred, it may, among other things:

                  o     Terminate the employment relationship of such person.

                  o     Place such person on a leave of absence.

                  o     Counsel such person.

                  o     Authorize such other action as it deems appropriate.

      11. Employment Agreements. Any termination of an employee under Section 10 will be deemed to be "for cause" within the meaning of any employment agreement with the Covered Person.

      12. Interpretation. All questions concerning interpretation of this Code shall be referred to, and conclusively determined by, the two Compliance Officers acting together.


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